UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 4, 2010

METROPCS COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2250 Lakeside Boulevard Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 214-570-5800

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Option and Restricted Stock Grants

On March 4, 2010, the MetroPCS Communications, Inc. (the “Company”) Board of Directors approved an award of options (“Options”) to acquire the Company’s common stock, par value $0.0001 per share (“Common Stock”), and an award of restricted Common Stock (“Restricted Stock”), to named executive officers of the Company under the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan (the “2004 Plan”) as follows:

Name	Position	Number of Options	Shares of Restricted Stock

Roger D. Linquist	President and Chief Executive Officer	580,000	245,000

Thomas C. Keys	Chief Operating Officer	255,000	220,000

J. Braxton Carter	Executive Vice President and Chief Financial Officer	135,000	110,000

Mark A. Stachiw	Executive Vice President, General Counsel and Secretary	85,000	70,000

All of the Option awards approved by the Board of Directors on March 4, 2010 have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on that date, which was $6.37 per share. All of the Options and shares of Restricted Stock vest over four years as follows: twenty-five percent (25%) of the Options and Restricted Stock vest and, in the case of the Options, become exercisable, on March 4, 2011; the remainder of the Options vest and become exercisable upon the named executive officer’s completion of each additional month of service in a series of thirty-six (36) successive, equal monthly installments; and the remainder of the Restricted Stock vests upon the named executive officer’s completion of each additional quarter of service in a series of twelve (12) successive, equal quarterly installments. Until the awarded Restricted Stock vests, the holder will have no voting rights nor the right to receive dividends with respect to such Restricted Stock.

2010 Annual Cash Incentive Performance Awards

The Company also awarded annual cash performance awards to Messrs. Linquist, Keys, Carter and Stachiw with target amounts and 2010 performance criteria consistent with the annual cash performance awards awarded in 2009 and consistent with the 2004 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS COMMUNICATIONS, INC.

Date: March 8, 2010	By:	/S/ J. BRAXTON CARTER
J. Braxton Carter
Executive Vice President and Chief Financial Officer